Issuer Free Writing Prospectus
Dated January 5, 2012
Filed Pursuant to Rule 433
Registration Statement No. 333-176793

2nd Step Conversion and Offering January 2012

Legal Matters
This presentation is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy shares of common stock of Cheviot Financial Corp. The offer is made only by the prospectus.
Cheviot Financial Corp. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by visiting the EDGAR filing system on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 643-8196.
The shares of common stock of Cheviot Financial Corp. are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Forward Looking Statements
This document contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:
statements of goals, intentions and expectations;
statements regarding business plans, prospects, growth and operating strategies;
statements regarding the quality of the Company’s loan and investment portfolios; and
estimates of the Company’s risks and future costs and benefits.
These forward-looking statements are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
general economic conditions, either nationally or in the Company’s market areas, that are different than expected;
competition among depository and other financial institutions;
inflation and changes in the interest rate environment that affect our margins or the fair value of financial instruments;
changes in the securities markets;
changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
our ability to enter new markets successfully and capitalize on growth opportunities;
our ability to successfully integrate acquired entities, if any;
changes in consumer spending, borrowing and savings habits;
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
changes in organization, compensation and benefit plans; and
changes in the financial condition, results of operations or future prospects of issuers of securities that the Company owns.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 16 of the prospectus.

Offering Summary
Issuer: Cheviot Financial Corp.
Listing / Ticker: NASDAQ / “CHEV”
Offering Price Per Share: $8.00
Exchange Ratio: 0.8570x -1.1594x(1)
Recent Stock Price (1/3/2012) $7.55
Shares Offered: 4,675,000 – 6,325,000(1)
Gross Proceeds: $37.4 million -$50.6 million(1)
Pro Forma Market Capitalization: $60.8 million -$82.2 million(1)
Pro Forma Price / Tangible Book Value 66.1% -79.2%(1)
Pro Forma Dividend Yield: 4.0%
Subscription & Community Offering Results: Yet to be announced
Maximum Purchase Limitations: 5% of the shares offered
Sole Bookrunner: Stifel Nicolaus Weisel
Expected Close / Pricing: Mid January 2012
(1) Based on the range from the minimum to maximum of the independent valuation appraisal; subject to increase by up to 15%, to $58.2 million or 7,273,750 shares.

Overview of Organizational Structure
Current Structure
Cheviot Mutual Holding Company
(owns 61.5% of common stock)
Public Shareholders
(own 37.7% of common stock)
Cheviot Savings Bank Charitable Foundation
(0.8% of common stock)
Cheviot-Federal
(100% of the common stock)
Cheviot Savings Bank
Structure Following Conversion and Offering
Public Shareholders
(own 99.2% of common stock)
Cheviot Savings Bank Charitable Foundation
(0.8% of common stock)
New Cheviot
(100% of the common stock)
Cheviot Savings Bank

Company Profile
Cheviot Financial Corp.’s subsidiary, Cheviot Savings Bank, is an Ohio – chartered savings and loan association founded in 1911 and headquartered in Cheviot, Ohio
Completed the acquisition of First Franklin Corporation in March 2011 -$277.6 million in assets
As of September 30, 2011 Cheviot Financial Corp had:
$600.5 million in assets, $480.4 million in deposits, and $72.1 million of shareholders’ equity
12 full-service locations in the Cincinnati MSA
12th in deposit market share in the Cincinnati MSA
Primary focus on banking needs of retail customers by providing one-to four-family residential loans
At September 30, 2011, one-to four-family residential loans comprised 76.1% of total loans
Recently began initiative to increase our commercial lending business
In January 2004, the Bank undertook a reorganization into the mutual holding company structure and IPO raising $43.9 million in gross proceeds

Overview of Management Team
Experienced professionals who have significant banking experience and expertise in Cheviot’s primary market area
Cheviot has a long track record of profitability in good and bad market cycles
Has remained profitable since 1985 which includes its MHC reorganization and offering
Track record of dividend payments and stock repurchases
Significant Board and management ownership
At minimum of offering range, the management and Board will own approximately 9.7% of shares outstanding and insiders intend to purchase 88,775 shares
Name Age Position Years w/ Cheviot
Thomas J. Linneman 58 President & CEO 31
Scott T. Smith 41 CFO & Treasurer 13
Jeffery J. Lenzer 49 VP of Operations 22
Kevin M. Kappa 54 VP of Compliance 20
Deborah A. Fischer 58 VP of Lending 11

Market Area

- Cheviot's primary market area is Hamilton County, Ohio in the Cincinnati MSA (Largest MSA in Ohio)
  - Operates 12 branches
  - Cheviot conducts business operations throughout the Cincinnati area
- Diversified local economy with employment in services, trade and manufacturing
  - The Cincinnati MSA unemployment rate was 8.6% as compared to 9.0% for the nation as a whole in October 2011
  - Major employers in the market include Proctor & Gamble, Kroger's, Macy's, city and county governments and the University of Cincinnati
- The Cincinnati market has demonstrated stable demographics versus national and state data

MSA	MSA Deposit Market Rank	Branches	Company Deposits ($000)	Market Share (%)	Population 2010	Pop. Change 2000-2010 (%)	Projected Pop. Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)
Cincinnati, OH-KY-IN	12 of 70	12	474,739	0.76	2,180,823	8.52	3.97	58,606	30.69	11.96
Ohio					11,605,005	2.22	0.69	52,047	26.95	12.69
National					311,212,863	10.59	3.85	54,442	29.12	12.39

Source: SNL Financial, FDIC. Deposit market data as of 6/30/2011.
Note: Cincinnati MSA includes the following counties: Brown (OH), Butler (OH), Clermont (OH), Hamilton (OH), Warren (OH), Boone (KY), Bracken (KY), Campbell (KY), Gallatin (KY), Grant (KY), Kenton (KY), Kenton (KY), Pendleton (KY), Dearborn (IN), Franklin (IN), and Ohio (IN).

8

Cheviot Financial Corp.

Business Strategy
Continue to focus on developing business ties in the communities Cheviot serves
Continue the Company’s focus on retail customers and residential lending
Increase core deposits
Improve and maintain strong asset quality
Emphasize operating efficiencies and cost controls
Continue to grow through the expansion of our branch network
Successfully integrate the acquisition of First Franklin Corporation and The Franklin Savings and Loan Company

Rationale for Conversion
Increase the Company’s capital
Transition from the mutual holding company structure to a more familiar and flexible organizational structure
Improve the trading liquidity of the shares of common stock
Support future growth, both organically and acquisitively
Eliminate the uncertainties associated with the mutual holding company structure resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and the sunset of the Office of Thrift Supervision

Overview of First Franklin Acquisition
Cheviot Financial Corp completed the acquisition of First Franklin Corporation on March 16, 2011 for aggregate cash consideration of approximately $24.7 million
Acquisition expanded branch footprint into the east side of Cincinnati, resulting in a branch network that covers the greater Cincinnati area
Added to the diversification of the loan portfolio in the commercial sectors
Marked balance sheet to fair value at acquisition date
3.6% gross credit mark
Portfolio is performing in-line with expectations
Branch Map
Cincinnati
Cheviot First Franklin
Key Transaction Metrics
Branches Acquired 6
Assets ($M) $277.6
Net Loans ($M) $196.5
Deposits ($M) $221.5
Deal Value ($M) $24.7
Consideration: Cash
P/TBV (%) 112.0%*
Gross Credit Mark (%) 3.6%
* P/TBV of 112% uses purchase price per share of $14.50 and First Franklin TBV per share of $12.95 as of 6/30/10.

Significant Market Opportunity For Continued Growth
There are significant opportunities to expand the franchise and gain market share both organically and acquisitively
As of December 23, 2011, in Cheviot’s primary market area and contiguous counties there are:
Approximately 20 public and private banks and thrifts with assets less than $400 million. 6 of these institutions established since 1998
5 of the 20 institutions have NPAs/Assets of over 5%
12 local institutions have posted profits of $100,000 or less
As operating and compliance costs increase, profitability will become more difficult
Capital from this offering will afford additional growth
Potential Markets For Expansion
Indiana
Ohio
Butler
Warren
Dearborn
Ohio
Switzerland
Hamilton
Cincinnati
Boone
Campbell
Kenton
Clermont
Kentucky
Source: SNL Financial.
Note: Primary market area and contiguous counties include Hamilton (OH), Butler (OH), Warren (OH), Clermont (OH), Campbell (KY), Kenton (KY), Boone (KY), Dearborn (IN), Ohio (IN), and Switzerland (IN).

Financial Highlights

Loan Portfolio
Lower risk lending profile concentrated in one-to four-family lending
At September 30, 2011 one-to four-family mortgages comprised 76.1% of total loans
The First Franklin acquisition has resulted in additional loan portfolio growth and diversification
At September 30, 2011 commercial real estate and commercial business loans represented 15.5% total loans
Loan Portfolio Composition
$ in (000s) $249,816 $257,101 $271,843 $250,672 $231,012 $401,859
450,000 400,000 350,000 300,000 250,000 200,000 150,000 100,000 50,000 -
2006Y 2007Y 2008Y 2009Y 2010Y 9/30/2011
One-to four-family residential Multi-family residential Construction Consumer Commercial & CRE*
* Commercial & CRE loans include commercial real estate, other real estate, and commercial business loans.
Note: Red box designates loans after the close of the First Franklin acquisition.

Strong Asset Quality
NPLs/Net Loans
4.00% 3.50% 3.00% 2.50% 2.00% 1.50% 1.00% 0.50% 0.00%
2.66% 0.99% 2.89% 2.15% 3.62% 3.13% 3.62% 2.25%
2009Y 2010Y 9/30/11 (1) 9/30/11 Originated (2)
CHEV Peers
NCOs/Avg. Loans
1.00% 0.80% 0.60% 0.40% 0.20% 0.00% -0.20%
0.46% 0.08% 0.38% 0.37% 0.58% 0.07% 0.58% 0.00% 0.84% 0.18%
2010Q3 2010Q4 2011Q1 2011Q2 2011Q3
CHEV Peers
Cheviot’s credit profile has fared significantly better than its peers – NPLs/ Loans of 3.13% as of September 30, 2011
45.0% of non-performing assets were acquired in the First Franklin Acquisition and were subject to purchase accounting marks
Conservative loan underwriting has resulted in low levels of net charge-offs
Strong reserve coverage
CHEV Loan Coverage – 9/30/2011
2.50% 2.00% 1.50% 1.00% 0.50% 0.00%
0.36% 0.65% 2.03%
Reserves/ Loans (3) Reserves/ Originated Loans (4) (Reserves + Mark)/Loans (5)
Source: SNL Financial.
(1) Includes $5.2 million non-performing loans purchased in the First Franklin acquisition (48.4% of total non-performing loans).
(2) 9/30/11 originated non-performing assets to total assets exclude non-performing assets acquired in the First Franklin acquisition.
(3) 2011Q3 Reserves/Loans of 0.36% does not reflect credit marks recorded in connection with the acquisition of $187.1 million loans and $4.9 million of non-accrual loans.
(4) Reserves/Originated Loans exclude the loans acquired in the First Franklin acquisition, as such loans are recorded at fair value at the time of the acquisition.
(5) Includes reserves of $1.4 million and credit mark of $6.6 million as of 9/30/11.
Note: NCOs/Avg. Loans calculates quarterly net charge-offs divided by average loans annualized. Peers comprised of companies in the appraisal peer group provided by RP Financial.

Securities Portfolio
Portfolio Composition - $103 Million
Municipal Obligations, 3% FHLMC, 2% FNMA, 3% GNMA, 7%
U.S. Government & Agency, 85%
Duration Summary
90.0% 80.0% 70.0% 60.0% 50.0% 40.0% 30.0% 20.0% 10.0% 0.0%
78% 12% 1% 8%
Less than one year One to five years Five to ten years More than ten years
Securities Portfolio Characteristics
Low risk profile
Approximately 97% of the portfolio is backed by U.S. Government and agency securities
Short duration provides liquidity and flexibility for rising interest rate environment
78% of the portfolio has a duration less than 1 year
96% of the portfolio is classified as available-for-sale
Data as of September 30, 2011. Duration summary includes securities classified as available for sale and excludes mortgage backed securities.

Deposit Base
Cost of Deposits
4.50% 4.00% 3.50% 3.00% 2.50% 2.00% 1.50% 1.00% 0.50% 0.00%
3.26% 3.84% 3.16% 2.16% 1.45% 1.12%
2006Y 2007Y 2008Y 2009Y 2010Y 9/30 YTD
Deposit Composition
CD’s due 3+ years, 14%
CD’s due 1-3 years, 16%
CD’s due within 1 year, 27%
Money market demand deposits, 21%
Passbook accounts, 7%
NOW accounts, 15%
Since December 31, 2008, Core deposits as a percentage of total deposits have increased to 43%, representing the addition of $131.3 million
Weighted average cost of deposits 1.12% for the nine months ended September 30, 2011
Deposit CAGR of 34% since December 31, 2008
Historical Deposit Growth
$600,000 $500,000 $400,000 $300,000 $200,000 $100,000 -
$141,634 $74,414 $141,833 $94,071 $141,620 $116,232 $274,690 $205,700
2008Y 2009Y 2010Y 9/30/2011
Core Deposits Time Deposits
Note: Core deposits defined as NOW accounts, passbook accounts, and money market demand accounts. Note: Red box designates deposits after the close of the First Franklin acquisition.

Net Interest Margin Growth
Net Interest Margin has expanded as funding costs have come down
Average cost of deposits decreased 38 basis points during nine months ended September 30, 2011, versus nine months ended September 30, 2010
For the nine months ended September 30, 2011, interest expense on borrowings decreased 9.2% based on a 84 basis point decrease in the average cost of borrowings
Net interest spread increased to 3.27% for the nine months ended September 30, 2011 from 3.05% for the nine months ended September 30, 2010
Net Interest Margin
3.40% 3.30% 3.20% 3.10% 3.00% 2.90% 2.80% 2.70% 2.60% 2.50%
3.03% 2.78% 3.11% 3.10% 3.33% 3.32%
2006Y 2007Y 2008Y 2009Y 2010Y 9/30 YTD
Note: YTD is as of 9/30/11.

Consistent Profitability
ROAA
0.70% 0.60% 0.50% 0.40% 0.30% 0.20% 0.10% 0.00%
0.56% 0.29% 0.43% 0.32% 0.56% 0.60%
2006Y 2007Y 2008Y 2009Y 2010Y 9/30 YTD
Noninterest Income / Operating Revenue
16.00% 14.00% 12.00% 10.00% 8.00% 6.00% 4.00% 2.00% 0.00%
5.81% 6.17% 4.97% 7.60% 10.97% 13.72%
2006Y 2007Y 2008Y 2009Y 2010Y 9/30 YTD
ROAE
5.00% 4.50% 4.00% 3.50% 3.00% 2.50% 2.00% 1.50% 1.00% 0.50% 0.00%
2.32% 1.33% 2.09% 1.60% 2.82% 4.56%
2006Y 2007Y 2008Y 2009Y 2010Y 9/30 YTD
Efficiency Ratio
85.00% 80.00% 75.00% 70.00% 65.00% 60.00%
73.07% 83.37% 73.55% 76.08% 70.79% 74.15%
2006Y 2007Y 2008Y 2009Y 2010Y 9/30 YTD*
* Includes acquisition costs.

Improving Earnings Per Share
Capital has been effectively leveraged and is generating benefits for shareholders
The First Franklin acquisition has begun to translate into improved earnings for shareholders
Earnings Per Share
$0.12 $0.10 $0.08 $0.06 $0.04 $0.02 $0.00
$0.04 $0.06 $0.06 $0.08 $0.03 $0.06 $0.10 $0.11
2009Q4 2010Q1 2010Q2 2010Q3 2010Q4 2011Q1 2011Q2 2011Q3
EPS
Note: Red box designates EPS post close of the First Franklin acquisition.

Strong Capital Position
Cheviot maintains low risk profile with balance sheet growth
Strong capital levels with sound asset quality positions Cheviot for conservative future growth
Balance Sheet Growth with Robust Capital and Stable Asset Quality
35.0% 30.0% 25.0% 20.0% 15.0% 10.0% 5.0% 0.0%
20.0% 20.1% 19.4% 9.8% 10.2% 10.3% 15.4%
6.1% 7.2% 9.7% 30.2% 22.6% 26.5% 16.6%
2010Q2 2010Q3 2010Q4 2011Q1 2011Q2 2011Q3 Pro Forma (Midpoint)
TCE Ratio Texas Ratio
Pro Forma TCE/TA at Minimum 14.6%.
Note: Texas Ratio is defined as NPAs / (Tangible Common Equity + Loan Loss Reserve). Nonperforming Assets are as reported.

Shareholder-Oriented Capital Management
Dividend payments
Paid quarterly cash dividends for 31 consecutive quarters starting in the 1st quarter 2004 after the IPO in January 2004 resulting in cumulative cash dividends of $2.72 share for original investors
After the conversion, Cheviot plans to pay a quarterly cash dividend of $0.08 per or $0.32 with a pro forma dividend yield of 4%
Dividends Per Share
$0.60 $0.50 $0.40 $0.30 $0.20 $0.10 $0.00
$0.20 $0.24 $0.28 $0.32 $0.36 $0.40 $0.44 $0.48
2004Y 2005Y 2006Y 2007Y 2008Y 2009Y 2010Y 2011Y
Stock repurchase plans
Since 2005, Cheviot has been repurchasing shares of its common stock
Through September 30, 2011, Cheviot repurchased a total of 1,249,909 shares at an average price of $10.27 reducing its shares outstanding by 10.6%

Offering Summary

Offering Overview
At or for the Six Months Ended June 30, 2011 Based upon the Sale at $8.00 per share
Minimum Midpoint Maximum Adjusted Maximum
(Dollars in thousands, except per share amounts)
Shares Offered 4,675,000 5,500,000 6,325,000 7,273,750
Exchange Shares 2,921,896 3,437,525 3,953,153 4,546,126
Pro Forma Market Capitalization $60,775 $71,500 $82,225 $94,559
Gross Proceeds of Stock Offering $37,400 $44,000 $50,600 $58,190
Estimated Net Proceeds, As Adjusted $32,109 $38,014 $43,919 $50,708
Exchange Ratio 0.8570x 1.0082x 1.1594x 1.3333x
Pro Forma Net Income $1,417 $1,412 $1,406 $1,401
Pro Forma Net Income Per Share $0.19 $0.16 $0.14 $0.12
Pro Forma Shareholders’ Equity $103,497 $109,402 $115,307 $122,096
Pro Forma Tangible Shareholders’ Equity $91,980 $97,885 $103,790 $110,579
Pro Forma Book Value Per Share $13.62 $12.24 $11.22 $10.33
Pro Forma Tangible Book Value Per Share $12.10 $10.95 $10.10 $9.36
Price/ Pro Forma Net Income Per Share 21.05x 25.00x 28.57x 33.33x
Price/ Pro Forma Book Value Per Share 58.7% 65.4% 71.3% 77.4%
Price/ Pro Forma Tangible Book Value Per Share 66.1% 73.1% 79.2% 85.5%
Pro Forma Tangible Equity/ Total Assets Ratio 14.6% 15.4% 16.2% 17.1%

Attractive Valuation

- Cheviot Financial Corp. has an attractive valuation compared to peers
  - On a tangible book value per share basis, Cheviot comes at a discount of 3.5% at the midpoint of the offering range to the thrift peer group

	Price/				
	Core Earnings (1)	Book Value	Tangible Book Value	Market Capitalization	Dividend Yield
Adjusted Maximum	42.2x	77.4%	85.5%	$94.6	4.0%
Maximum	36.5x	71.3%	79.2%	$82.2	4.0%
Midpoint	31.6x	65.4%	73.1%	$71.5	4.0%
Minimum	26.7x	58.7%	66.1%	$60.8	4.0%
Appraisal Peer Group					
Median	16.6x	68.0%	73.2%	$45.5	4.0%
Average	18.9x	70.5%	75.2%	$42.9	3.5%
Thrift Peer Group					
Median	16.9x	73.0%	75.7%	$54.1	2.0%
Average	26.3x	73.7%	79.5%	$66.7	2.3%

Data is based on 6/30/2011 pro forma information.

Appraisal peer group is made up of FFDF, FCAP, FCLF, FSFG, HFFC, HFBC, JXSB, MFSF, PULB, RIVR, & WAYN.

Thrift peer group is made up of non-MHC thrifts in the Midwest & Mid-Atlantic regions with assets between $200 million and $2 billion with market capitalizations above $30 million and NPAs/Assets less than 4%. Excludes thrifts on the OTCBB, OTC, or Pink Sheet exchanges.

(1) Price-to-earnings multiples calculated by RP Financial, LC. In the independent appraisal are based on an estimate of "core" or recurring earnings from August 5, 2011. These ratios are different than those presented in "Pro Forma Data" in the prospectus.

Source: SNL Financial & RP Financial, LC. Market data as of 01/03/12.

25

Cheviot Financial Corp.

Investment Conclusions
Community-oriented bank with a highly experienced management team
Demonstrated ability to opportunistically grow the franchise
Significant expansion opportunities remain
Meaningful portion of the balance sheet recently marked through purchase accounting
Stable, attractive market demographics
Consistent earnings growth
Strong capital levels
Pro forma capital: TCE ratio of 15.4% at the midpoint of the offering range
Attractive valuation with pro forma pricing at a discount to comparable peers
Strong expected dividend yield
Pro forma dividend yield of 4.0%